EXHIBIT 8
                         SHAREHOLDER PUT/CALL AGREEMENT


          AGREEMENT entered into as of this 21st day of December, 1993 among

Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro"), American

Gas & Oil Investors, a New York partnership, AmGO II, a New York partnership,

AMGO III, a New York partnership, First Reserve Secured Energy Assets Fund,

L.P., a Delaware partnership, FRC Star Gas, Inc., and The Prudential Insurance

Company of America, a New Jersey corporation ("Prudential").

          WHEREAS, American Gas & Oil Investors, First Reserve Secured Energy

Assets Fund, L.P., FRC Star Gas, Inc., AmGO II and AmGO III (collectively, the

"FRC Shareholders") own the outstanding shares of common stock, par value $1.00 per share of Star Gas Corporation, a Delaware corporation ("Star Gas") which,

together with such shares of Common Stock as the Investor Shareholders may hereafter own, are referred to collectively as "Common Stock"; the FRC

Shareholders together with Prudential are referred to herein as the "Investor

Shareholders";

          WHEREAS, the Investor Shareholders also own shares of 8% Cumulative

Convertible Preferred Stock of Star Gas, which together with all shares of such preferred stock as the Investor Shareholders may hereafter own, are referred to collectively as "8% Cumulative Convertible Preferred Stock".

          WHEREAS, Star Gas has entered into an agreement to sell to Petro, and

Petro has agreed to buy, certain of Star Gas's 8% Cumulative Convertible

Preferred Stock and has further agreed to provide an option to Petro to purchase shares of Common Stock; and

          WHEREAS, as a further inducement to Petro and the FRC Shareholders to enter into such agreements, the FRC Shareholders wish to grant Petro a call option to buy all the shares of Common Stock owned by the FRC Shareholders as well as the 8% Cumulative Convertible Preferred Stock and shares of Common

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Stock issued to them upon the conversion of the 8% Cumulative Convertible

Preferred Stock of Star Gas and the exercise of certain options and Petro wishes to grant to the FRC Shareholders a put option to require Petro to purchase all the shares of Common Stock that they own; and

          WHEREAS, Prudential is also willing to grant to Petro a call option to purchase all shares of its 8% Cumulative Convertible Preferred Stock and shares of Common Stock issued upon the conversion of the 8% Cumulative

Convertible Preferred Stock of Star Gas, subject, however, to the prior rights of Star Gas and Prudential under the Star Gas Put/Call Agreement of even date and Petro wishes to grant to Prudential a put option to require Petro to purchase all the shares of Common Stock and 8% Cumulative Convertible Preferred

Stock owned by Prudential; and

          WHEREAS, the parties intend that this Agreement shall be binding upon and inure to the benefit of any person who may acquire 8% Cumulative

Convertible Preferred Stock and Common Stock from them, so that (a) the term

"FRC Shareholders" shall include FRC and any transferee of an existing FRC

Shareholder, (b) the term "Prudential Shareholders" shall include Prudential and any transferee of Prudential and (c) the term "Investor Shareholders" shall include all FRC Shareholders and Prudential Shareholders as defined in this paragraph; provided, however, that this Agreement shall not be binding upon or inure to the benefit of any person who may acquire any such shares in a public offering or in ordinary brokerage transactions pursuant to Rule 144 under the

Securities Act of 1933, as amended ("Rule 144") following a public offering of the Common Stock.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.   The Options.

          1.1  Call Option.  For the period beginning on the date on which Star

Gas' audited financial statements for the fiscal year ending September 30, 1994

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are first delivered to Petro and the Investor Shareholders and ending December

31, 1998, subject to Section 1.2 hereof, Petro shall have the option ("Call

Option") to acquire all, but not less than all, of the 8% Cumulative

Convertible Preferred Stock and Common Stock from time to time owned by the

Investor Shareholders including without limitation the shares of Common Stock issuable upon the conversion of the 8% Cumulative Convertible Preferred Stock of Star Gas and shares issued upon the exercise of the Shareholder Option

Agreement to the extent the Shareholder Option Agreement has been exercised prior to its Expiration Date (as defined therein), in each case for an aggregate purchase price ("Call Option Price") computed as follows:

               (a)  first, by calculating the product of (i) Star Gas' EBITDA for the 12 months ended with its most recent fiscal quarter completed prior to the notice of exercise of the Call Option and (ii) the greater of 7 or the

Petro EBITDA Multiple;

               (b)  next, by taking such product in (a) above and (i)

subtracting from it the amount of Long-Term Obligations of Star Gas as of the last day of such 12 month period, and (ii) adding to it the amount of net working capital of Star Gas (i.e. current assets less current liabilities) as of the last day of such 12 month period in excess of $4,000,000 and (iii)

adding to it the proceeds that would be received by Star Gas upon the exercise of all options, warrants and similar rights to purchase securities outstanding on the last day of such 12 month period to the extent the shares issuable upon exercise are included in Fully Diluted Shares;

               (c)  next, by taking the result of (b) above and dividing such result by the number of Fully Diluted Shares;

               (d)  next, by taking the per share amount calculated in (c)

above and multiplying it by the number of shares of Common Stock of the

Investor Shareholders being purchased pursuant to such Call Option and the number of shares of Common Stock then issuable upon the conversion of the 8%

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Cumulative Convertible Preferred Stock of the Investor Shareholders to be

purchased pursuant to the Call Option.

          1.2  The Call Option of Petro to acquire shares owned by Prudential is subject to the Star Gas Put/Call Agreement of even date pursuant to which

Star Gas has a call on the Series D 8% Cumulative Preferred Stock of Star Gas

owned by Prudential and shares of Star Gas Common Stock issued upon conversion thereof and Prudential has the right to require Star Gas, under certain circumstances to purchase said shares.

          1.3  Put Option.  For the period beginning January 1, 1999 or, if earlier, from the date of a Change of Control with respect to Petro, through and including December 31, 1999, each of the Investor Shareholders,

individually, will have an option ("Put Option") to require Petro to purchase all but not less than all of their shares of Common Stock and 8% Cumulative

Convertible Preferred Stock for an aggregate purchase price ("Put Option

Price") computed as follows:

               (a)  first by calculating the product of (i) Star Gas' EBITDA for the 12 months ended with its most recent fiscal quarter completed prior to the notice of exercise of the Put Option and (ii) the greater of (A) 5 or (B)

 .85 of Petro EBITDA Multiple;

               (b)  next, by taking such product in (a) above and (i)

subtracting from it the amount of Long-Term Obligations of Star Gas as of the last day of such 12 month period, and (ii) adding to it the amount of net working capital of Star Gas (i.e. current assets less current liabilities) as of the last day of such 12 month period in excess of $4,000,000 and (iii)

adding to it the proceeds that would be received by Star Gas upon the exercise of all options, warrants and similar rights to purchase securities outstanding on the last day of such 12 month period to the extent the shares issuable upon exercise are included in Fully Diluted Shares;

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               (c)  next, by taking the result in (b) above and

dividing such result by the number of Fully Diluted Shares;

               (d)  next, by taking the per share amount in (c) above and multiplying such amount by the number of shares of Common Stock of the Investor

Shareholders being purchased pursuant to such Put Option and the number of shares of Common Stock then issuable upon the conversion of the 8% Cumulative

Convertible Preferred Stock of the Investor Shareholders to be purchased pursuant to the Put Option.

          1.4  Definitions.

          "Change of Control" means the occurrence of any event which results in the number of directors of Petro's Board of Directors who are designated by the Sevin Group (in an individual or fiduciary capacity) in accordance with a

Shareholders Agreement dated as of July 28, 1992 among Petro and certain shareholders, constituting less than a majority of the Board.  "Sevin Group"

shall mean collectively, the Estate of Malvin P. Sevin, Audrey L. Sevin, Irik

P. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon.

          "EBITDA" for a company means consolidated income before interest,

depreciation and amortization and income taxes excluding gains or losses from the sale of assets other than in the ordinary course of business, non-recurring gains or losses, extraordinary items and the costs of any restructuring,

calculated in accordance with generally accepted accounting principles consistently applied, all as reported in that company's financial statements;

provided that consolidated income of any other person (other than a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by the company or a subsidiary of such company) will be included only to the extent of dividends and distributions received by the company.  EBITDA shall include

(without duplication) EBITDA (defined as the same manner as in this Agreement)

of each business (on a pro forma basis) which has been acquired during the 12

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months ended with the most recently completed fiscal quarter of Star Gas or

Petro, as the case may be, using the pro forma adjustments comparable to those customarily made by Petro in SEC reporting of its acquisitions of businesses pursuant to the periodic reporting requirements of the Securities Exchange Act of 1934.

          "Fully Diluted Shares" means with respect to Star Gas, as of the date of determination, the number of shares of Common Stock actually issued and outstanding, plus the number of shares issuable upon the conversion of the 8%

Cumulative Convertible Preferred Stock, plus the number of shares of Common

Stock issuable pursuant to that certain option dated as of December 21, 1993 granted by Star Gas to Petro, plus the number of shares of Common Stock issuable pursuant to all other options, warrants and similar rights to purchase

Common Stock, and plus the number of shares of Common Stock issuable upon the conversion of any other class of convertible securities of the Corporation;

provided, however, that only those options, warrants and similar rights to purchase shares of Common Stock, that have an exercise price that is less than

(i) the Call Price (determined without including the shares issuable upon exercise of such options, warrants or similar rights), when "Fully Diluted

Shares" is being used to determine the Call Price, or (ii) the Put Price

(determined without including the shares issuable upon exercise of such options, warrants or similar rights), when "Fully Diluted Shares" is being used to determine the Put Price, shall be deemed to be included in this definition.

          "Long-Term Obligations" of an entity means the face value of indebtedness for money borrowed (excluding any discounts, including original issue discount, or premiums) of such entity that pays cash interest or interest in the form of instruments representing similar indebtedness plus the amortization payments of all other debt discounted at an annual rate of 11%

plus the amounts of capitalized lease obligations and minus the current portion of any such indebtedness and obligations; provided, however, that the amount of

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any debt security convertible into shares of common stock shall be excluded from Long-Term Obligations to the extent that such security is deemed converted for purposes of Fully Diluted Shares.

          "Petro's EBITDA Multiple" means the amount determined by dividing (i)

the sum of the amount of Long Term Obligations of Petro other than securities convertible into common stock and the face value of any preferred stock of

Petro outstanding on the date EBITDA is determined other than securities convertible into common stock and the product of (a) the number of issued and outstanding shares of all classes Petro's common stock on a fully diluted basis, assuming the conversion of all convertible securities, on the date

EBITDA is determined and (b) the average of the last reported sales price for each respective class of stock (with the sales prices for the Class C Common

Stock deemed to be the same as the sales prices for the Class A Common Stock)

for the 10 trading days preceding the date on which the Put Option or Call

Option is exercised as reported by the NASDAQ National Market System, or if a class of stock is not included in the NASDAQ National Market System, then on the stock exchange or listing service on which such class is included, or, if no such sales prices exist, then the fair value of such class of stock as determined by an investment banking firm of nationally recognized standing selected by Petro by (ii) Petro's EBITDA (defined in the same manner as in this

Agreement) for the 12 months ended with its most recently completed fiscal quarter completed prior to the exercise of the Put Option or the Call Option.

          "Shareholder Option Agreement" means the Shareholder Option

Agreements of even date between Star Gas and each of the FRC Shareholders.

          1.5  Minimum Prudential Call Option Price.  Notwithstanding the

foregoing, if Petro exercises the Call Option to purchase the shares of Common

Stock and 8% Cumulative Convertible Preferred Stock owned by Prudential, the

Call Option Price for such shares shall be no less than $14.1350 per share of

Common Stock or share of Common Stock which would be receivable upon conversion

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of the 8% Cumulative Convertible Preferred Stock (in each case, as adjusted for stock splits, stock dividends and the like) plus such additional amount as will result in a yield to Prudential on the shares so purchased of 12.625% per annum compounded semi-annually from December 1, 1993 ("Floor Option Price").  The

Floor Option Price shall include, and Prudential shall transfer to Petro for no additional consideration, all shares of 8% Cumulative Convertible Preferred

Stock issued as a dividend on the shares of 8% Cumulative Convertible Preferred

Stock owned by Prudential to be repurchased pursuant to the Call Option.

          1.6  Petro's Special Call Option on the Holdings of the Prudential

Shareholders.  If at any time prior to the fifth anniversary of the execution of this Agreement, any Prudential Shareholder shall vote any Star Gas equity securities owned by it against any bona fide merger proposal or against the liquidation or dissolution of Star Gas, then Petro may exercise the Call Option to purchase the securities of all Prudential Shareholders subject thereto on the terms set forth above except that (a) the one year waiting period in

Section 1.1 shall not apply (b) the EBITDA multiple of 7 in Section 1.1(a)(ii)

shall be reduced to 6 and (c) notwithstanding Article 2, the entire Call Option

Price would be payable by wire transfer of immediately available funds.

          1.7  Option Agreement.  Immediately upon the exercise of the Call

Option, Petro shall grant to the FRC Shareholders an option to purchase, on terms and conditions identical to those set forth in those certain Option

Agreements, dated as of December 21, 1993, from Star Gas Corporation to various

FRC Shareholders (the "Option Agreement"), a total number of shares of Petro

Class A Common Stock equal to the number of shares of Star Gas Common Stock which could then be purchased under the unexercised portion of the Option

Agreement, multiplied by a fraction, the numerator of which is the Call Price and the denominator of which is the per share value of the Petro Class A Common

Stock determined pursuant to Clause 1.4(b) and the Purchase Price of such

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option shall be equal to the current Purchase Price under the Option Agreement divided by the same fraction.

          1.8  Minimum FRC Call Option Price.  Anything in this Agreement to the contrary notwithstanding, if Petro exercises the Call Option to purchase the shares of Series A 8% Cumulative Convertible Preferred Stock owned by the

FRC Shareholders on the date hereof (or shares of Common Stock received on the conversion thereof), the Call Option Price per share of Common Stock shall be no less than $10.8368 per share (in each case, as adjusted for stock splits,

stock dividends and the like).

2.   Exercise of Option.

          2.1  Manner of Exercise.

          Until the expiration date of the Call Option or the Put Option, the holder thereof may exercise such option in accordance with the provisions hereof.

               (a)  In order to exercise the Call Option, Petro shall deliver on the exercise date to the Investor Shareholders, at their respective principal offices or such other office or agency designated by each of them for such purpose, written notice of Petro's election to exercise such option and at

Petro's election it shall (i) make a wire transfer in immediately available funds equal to the Call Option Price to accounts designated by the Investor

Shareholders or (ii) deliver a certificate or certificate for the number of shares of Petro's Class A Common Stock ("Class A Common Stock") having a value determined in accordance with Section 2.2 equal to the Call Option Price;

provided, however, that in the case of Prudential, at least twenty percent

(20%) of the Call Option Price shall be paid by wire transfer in immediately available funds.  The certificate or certificates representing Class A Common

Stock so delivered shall be in such denomination or denominations as may be specified by the applicable Investor Shareholder and shall be registered in the name of such holder.

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          Upon receipt of the materials delivered by Petro upon the exercise of a Call Option under this section, each Investor Shareholder shall, against payment, execute and deliver, or cause to be executed and delivered, to Petro a certificate or certificates representing the aggregate number of shares of

Common Stock or 8% Cumulative Convertible Preferred Stock owned by such

Investor Shareholder together with executed stock transfer powers to Petro or to any person designated by Petro.

          The certificate or certificates representing Common Stock or 8%

Cumulative Convertible Preferred Stock and Class A Common Stock shall be deemed to have been issued and the holder thereof or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock or 8% Cumulative Convertible Preferred Stock or Class A

Common Stock, as the case may be, as of the date such notice is received by the

Investor Shareholders as aforesaid if such option has been exercised in compliance with the above provisions.  Petro shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates under this section.

               (b)  In order to exercise the Put Option, an Investor Share-

holder shall deliver to Petro, at its principal office or such other office or agency designated by it for such purpose, written notice of such holder's election to exercise such option and within three days thereafter such Investor

Shareholder shall deliver to Petro a certificate or certificates representing the number of shares of Common Stock or 8% Cumulative Convertible Preferred

Stock owned by such Investor Shareholder together with executed stock transfer powers to Petro or to any person designated by Petro.

          Simultaneously with receipt of the materials delivered by the

Investor Shareholders following the exercise of a Put Option, Petro shall, at its election, either (i) wire transfer the amount of the purchase price in immediately available funds to an account designated by the Investor

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Shareholder or (ii) execute and deliver, or cause to be executed and delivered,

to each such Investor Shareholder the shares of Petro Class A Common Stock valued pursuant to Section 2.2 in payment of the Put Option Price.  The certificate or certificates so delivered shall be in such denomination or denominations as may be specified in such notice and shall be registered in the name of such holder.

          Such certificate or certificates shall be deemed to have been issued and such holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares of Class A Common

Stock, 8% Cumulative Convertible Preferred Stock or Common Stock, as the case may be, as of the date such notice is received by Petro as aforesaid if such option has been exercised in compliance with the above provisions.  Petro shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates under this section.

          2.2  Value of the Class A Common Stock.  The value of Petro's Class A

Common Stock shall be deemed to be the average of the last reported sales price for Petro's Class A Common Stock for the 10 trading days preceding the date on which the option is exercised as reported by the NASDAQ National Market System,

or if the Class A Common Stock is not included in the NASDAQ National Market

System, then on the stock exchange or listing service on which the Class A

Common Stock is included.  In the event that Petro's Class A Common Stock is not listed on any national public securities exchange (including NASDAQ) in the

United States at the date of the exercise of the Call Option or the Put Option,

as the case may be, then the Call Option Price or the Put Option Price shall be determined without regard to Petro's EBITDA multiple, and shall be paid by wire transfer of immediately available funds.

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          2.3  Option Shares Fully Paid.

          All shares of Class A Common Stock issued upon the exercise of an option shall be, when issued, duly authorized, validly issued, fully paid and non-assessable.

          2.4  Fractional Shares.

          Petro shall not be required upon the exercise of an option to issue a certificate representing any fraction of a share of Class A Common Stock, but,

at the option of Petro, in lieu of issuing such fractional share, may pay for such fraction of a share in cash at the purchase price in effect on the date of such exercise of such option.

          2.5  Limits on Resale of Common Stock.

          In no event shall Petro offer for sale, sell or otherwise transfer,

directly or indirectly, any shares of Common Stock that it owns, without the prior written consent of all of the Investor Shareholders, during the twelve-month period commencing on the exercise date of such Call Option;

provided, however, that this paragraph shall not prohibit Petro from selling substantially all of its assets, merging or consolidating with or into another entity or selling all its outstanding stock to another entity or person.

          Petro agrees that it shall cause Star Gas not to make a public offering of its Common Stock registered under the Securities Act of 1933,

without the prior written consent of all of the Investor Shareholders, during the twelve-month period commencing on the exercise date of such Call Option;

provided, however, that such consent shall not be necessary if the number of shares of Common Stock so offered are no more than an aggregate of twenty percent (20%) of the number of Fully Diluted Shares.

3.   Registration Rights.

          3.1  Piggy-Back Registration Rights.

               3.1.1  If Petro proposes to file, on its behalf and/or on behalf of any of its securities holders, a Registration Statement under the Securities

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Act of 1993, as amended (the "Securities Act") other than in connection with a dividend reinvestment, employee stock purchase, option or similar plan or in connection with a merger, consolidation or reorganization, Petro shall give written notice to each Investor Shareholder which acquired Petro Class A Common

Stock at its address set forth herein at least 30 days before the filing with the Securities and Exchange Commission ("SEC") of such Registration Statement.

Each Investor Shareholder who desires to include any of its shares of Class A

Common Stock in such Registration Statement shall give written notice to Petro within 20 days after the date of mailing of such offer, and shall deliver to

Petro a letter from counsel selected by such Investor Shareholder to the effect that registration under the Securities Act is required.  Petro shall thereupon include in such filing the shares of Class A Common Stock designated by such

Investor Shareholder and, subject to its right to withdraw such filing, shall use its best efforts to effect registration under the Securities Act of such

Shares.

               3.1.2  The right of the Investor Shareholders to have shares included in any Registration Statement in accordance with the provisions of this Section 3.1 shall be subject to the following conditions:

                    3.1.2.1    Petro shall have the right to require that

          Investor Shareholders participating in such Registration Statement agree to refrain from offering or selling (other than in a private sale) any shares of Common Stock that they own which are not included in any such Registration Statement in accordance with this Section

          3.1 for any time period (not to exceed 120 days) specified in writing by any managing underwriter of the offering to which such

          Registration Statement relates;

                    3.1.2.2  If any managing underwriter of the offering to

          which the Registration Statement relates informs Petro in writing that the total number of shares of Common Stock requested by the

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          Investor Shareholders to be included in the Registration Statement is sufficiently large to affect the success of such offering adversely,

          then Petro will include only the number of shares, if any, in the

          Registration Statement that such managing underwriter shall advise

          Petro will not so affect the offering, and reductions in the number of shares of Common Stock owned by the Investor Shareholders will be made proportionate to their respective percentages of ownership of shares to be included in the Registration Statement;

                    3.1.2.3  Petro shall furnish Investor Shareholders who have shares included in a Registration Statement pursuant to this Section

          3.1 with such number of copies of the prospectus relating to the

          Offering (the "Prospectus") (including any preliminary prospectus or supplemental or amended prospectus) as such Investor Shareholder may reasonably request in order to facilitate the sale and distribution of its shares; and

               3.1.3  Notwithstanding the foregoing, Petro in its sole

discretion may determine not to file the registration  statement or proceed with the offering as to which the notice specified herein is given without any liability to Investor Shareholders.

               3.1.4  Each Investor Shareholder shall have the right to

register shares of Common Stock under this Section 3.1 on an unlimited number of occasions.

          3.2  Independent Registration Rights.

               3.2.1  If either the FRC Shareholders or Prudential Shareholders holding in either case a majority of the shares of Petro Class A Common Stock held by the specific shareholder group (determined by reference to the

Shareholders' Agreement dated as of December 21, 1993 relating to Star Gas),

proposes to offer for sale, sell or transfer their respective shares of Petro

Class A Common Stock which may require registration under the Securities Act

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such shareholder shall give Petro written notice of their desire to sell such shares, specifying the number of shares proposed to be sold and the plan for distribution of such shares.  Petro will thereafter:

                    3.2.1.1  Prepare and file with all deliberate speed a

          Registration Statement with the SEC on the appropriate form and use its best efforts to cause such Registration Statement to become effective in order that such shareholders may sell their shares in accordance with the proposed plan of distribution;

                    3.2.1.2  Prepare and file with the SEC such amendments and supplements to such Registration Statement and Prospectus used in connection therewith as may be necessary to keep such Registration

          Statement effective for up to 120 days and to comply with the provisions of the Securities Act with respect to the offer of the shares covered by such Registration Statement during the period required for distribution of such shares, which period shall not be in excess of three months from the effective date of such

          Registration Statement;

                    3.2.1.3  Furnish to such shareholders, if such shares have been included in the Registration Statement pursuant to this Section

          3.2, such number of copies of the Prospectus (including any preliminary prospectus or supplemental or amended prospectus) as such shareholders may reasonably request in order to facilitate the sale and distribution of the shares;

                    3.2.1.4  Use reasonable efforts to register or qualify such shares covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as the shareholders shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such shareholders to consummate the disposition in such jurisdictions of

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          the shares owned by such shareholders, except that Petro shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause 3.2.1.4, it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction,

          or to consent to general service of process in any such jurisdiction;

                    3.2.1.5  Use reasonable efforts to cause such shares

          covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the shareholders to consummate the dispositions of such shares of Common Stock;

                    3.2.1.6  Notify promptly the shareholders selling any such shares covered by such Registration Statement, at any time when a

          Prospectus relating thereto is required to be delivered under the

          Securities Act, of Petro's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such selling shareholder,

          prepare and furnish to such selling shareholder a reasonable number of copies of an amended or supplemental Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated

          therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    3.2.1.7  Otherwise use reasonable efforts to comply with

          all applicable rules and regulations of the SEC, and make available

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          to its security holders, as soon as reasonably practicable (but not more than eighteen months) after the effective date of the

          Registration Statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

                    3.2.1.8  Use reasonable efforts to list or admit for

          trading such shares of Common Stock on the National Association of

          Securities Dealers, Inc.  National Market System ("NASDAQ NMS") or

          any securities exchange on which the Common Stock is then listed, if such shares are not already so listed and if such listing is then permitted under the rules of the NASDAQ NMS or such exchange, and to provide a transfer agent and registrar for such shares covered by such Registration Statement not later than the effective date of such

          Registration Statement;

                    3.2.1.9  Enter into an underwriting agreement with a

          managing underwriter or underwriters containing representations,

          warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions;

                    3.2.1.10  Use reasonable efforts to obtain a "cold comfort"

          letter or letters from the Petro independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the shareholders selling such shares shall reasonably request;

                    3.2.1.11  Make available for inspection by the shareholders selling such shares covered by such Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such shareholders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Petro, and cause all of Petro's officers, directors and employees to supply all information reasonably requested by any such selling shareholders, underwriter,

          attorney, accountant or agent in connection with such Registration

          Statement; and

                    3.2.1.12  Obtain for delivery to the underwriters or agent and to selling shareholders an opinion or opinions from counsel for

          Petro in customary form and in form and scope reasonably satisfactory to such underwriter or agent and their counsel.

               3.2.2  The right of the Investor Shareholders to have shares registered pursuant to the provisions of this Section 3.2 shall be subject to the following conditions:

                    3.2.2.1  If a request for registration is made within 60

          days prior to the conclusion of Petro's then current fiscal year,

          Petro shall have the right to delay the filing of the Registration

          Statement for such period of time until Petro receives its audited financial statements for such fiscal year;

                    3.2.2.2  If any managing underwriter of the offering to

          which the Registration Statement relates informs Petro that total number of shares of Common Stock requested by the Investor

          Shareholders to be included in the Registration Statement is sufficiently large to affect the success of such offering adversely,

          then Petro will include only the number of shares, if any, in the

          Registration Statement that such managing underwriter shall advise

          Petro will not so affect the offering and reductions in the number of shares of Common Stock owned by the Investor Shareholders will be made proportionate to their respective percentages of ownership;

          provided, however, that the shareholders requesting such registration shall not be required to reduce the number of shares of Common Stock that such shareholders have requested to be included in the registration statement without such shareholders' written consent;

                    3.2.2.3  Each of the Prudential Shareholders and the FRC

          Shareholders shall each be entitled to request no more than two (a total of four) Registration Statements; provided, however, that a request will be disregarded in determining a shareholder's rights under this paragraph if a Registration Statement based upon such request does not actually become effective; and

                    3.2.2.4  Petro shall not be required to file a Registration

          Statement on behalf of Investor Shareholders under this Section within six months after the effective date of a Registration

          Statement in which the Investor Shareholders are offered an opportunity to include shares pursuant to Section 3.1 hereof.

          3.3  Expenses.  Petro will bear all the expenses in connection with any Registration Statement under Section 3.1 or Section 3.2 hereof (including the reasonable fees and expenses of counsel to any Investor Shareholders),

other than transfer taxes payable on the sale of such shares and fees and commissions of brokers, dealers and underwriters.

          3.4  "No Action" Letter; Opinion of Counsel.  No Investor Shareholder

shall have registration rights under this Article with respect to any sales proposed by them of shares as to which sales (i) a "no action" letter is received from the SEC or its staff confirming the availability of an exemption from the requirements of the Securities Act or (ii) an unqualified opinion of counsel to Petro is rendered to the effect that registration of such shares for such sales is not required; PROVIDED, FURTHER HOWEVER, that in both cases (i)

and (ii) above, the volume limitations of Rule 144(e) under the Securities Act shall not limit the amount of shares of Common Stock that the Investor

Shareholders are entitled to offer and sell without registration under the

Securities Act.

          3.5  Recall of Prospectuses, etc.  With respect to a Registration

Statement or amendment thereto filed pursuant to this Article, if, at any time,

Petro notifies the selling Investor Shareholders that an amendment or supplement to such Registration Statement or amendment or the prospectus included therein is necessary or appropriate, the selling Investor Shareholders will forthwith cease selling and distributing shares thereunder and will forthwith redeliver to Petro all copies of such Registration Statement and prospectuses then in their possession or under their control.  Petro will use its best efforts to cause any such amendment or supplement to become effective as soon as practicable and will furnish the selling Investor Shareholders with a reasonable number of copies of such amended or supplemented Prospectus (and the period during which Petro is required to use its best efforts to maintain such Registration Statement in effect pursuant to this Agreement will be increased by the period from the date on which the selling Investor

Shareholders ceased selling and distributing shares thereunder to the date on which such amendment or supplement becomes effective).

          3.6  Cooperation of Investor Shareholders.  Petro shall be entitled to require that each selling Investor Shareholder cooperate with Petro in connection with a registration of shares of Class A Common Stock pursuant to this Article and furnish (i) such information regarding such selling Investor

Shareholders and the distribution as may be reasonably required by Petro or as required by law in connection therewith and (ii) such representations,

undertakings and agreements regarding such selling Investor Shareholders and the distribution or any other representation required by law in connection therewith.

          3.7  Indemnification.

               3.7.1  In the event of any registration of any securities under the Securities Act pursuant to this Article, Petro will indemnify and hold harmless each selling Investor Shareholder, each affiliate of such Investor

Shareholder and their respective directors and officers and general and limited partners, any underwriter and each other person, if any, who controls such selling Investor Shareholder or underwriter within the meaning of the

Securities Act, against any losses, claims, damages, expenses or liabilities,

joint or several, to which each such selling Investor Shareholder or underwriter or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities

(or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement or preliminary prospectus (if used prior to the effective date of such registration statement) or final or summary prospectus contained therein (if used during the period the Petro is required to keep the registration statement effective), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse each such selling

Investor Shareholder, underwriter and controlling person for any legal or any other expenses reasonably incurred as incurred by him in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of Petro; provided, however, that

Petro will not be liable to a particular selling Investor Shareholder or underwriter in any such case to the extent that any such loss, claim, damage,

liability or expense arises out of or is based upon an untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus or said final or summary prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Petro by that selling Investor Shareholder or its controlling affiliates or representative, or by that underwriter, as the case may be,

specifically for use in the preparation thereof; and provided further that the indemnity agreement contained in this Section 3.7 with respect to any preliminary prospectus shall not inure to the benefit of any selling Investor

Shareholder or underwriter or to any person controlling the same in respect of any loss, claim, damage, liability or action asserted by someone who purchased shares from such person if a copy of the final prospectus (as the same may be amended or supplemented) in connection with such registration statement was not sent or given to such person with or prior to written confirmation of the sale and if the untrue statement or omission or alleged untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus.

               3.7.2  In the event of any registration of securities under the

Securities Act pursuant to this Article, each selling Investor Shareholder shall indemnify and hold harmless Petro, each of its directors and officers,

any underwriter and each other person, if any, who controls Petro or underwriter within the meaning of the Securities Act, against any losses,

claims, damages or liabilities, joint or several, to which Petro or any such director, officer, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon,

any untrue statement or alleged untrue statement of any material fact contained in such registration statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse Petro, each such director,

officer, underwriter and controlling person for any legal or other expenses reasonably incurred as incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Investor Shareholder or his representative,

but in all such cases only if, and to the extent that, any such loss, claim,

damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission therein made in reliance upon and in conformity with written information furnished to Petro by the selling Investor Shareholder or its controlling affiliates or representative specifically for use in the preparation thereof.

               3.7.3  Action Commenced.  Promptly after receipt by a party entitled to indemnification under Section 3.7.1 or 3.7.2 hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either of such Sections, notify the indemnifying party in writing of the commencement thereof; provided, however, that the indemnifying party is relieved of its obligations hereunder by the failure to give such notice only to the extent the indemnifying party is adversely affected by such failure.  In case any such action is brought against the indemnified party and it shall so notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it so chooses, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided that the indemnifying party will not agree to the entry of any judgment or to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel,

representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them (except that if the selling Investor Shareholders are the indemnifying party, such defense may be assumed only in a manner chosen by the holders of a majority in interest of the shares of Class A Common Stock included in the registration statement which is the subject of such action), and, after notice from the indemnifying party that it so chooses, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to take reasonable steps necessary to diligently defend such claim within

20 days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense and the indemnifying party shall be liable for any expenses therefor.  The indemnity agreements in this Section shall be in addition to any liabilities which the indemnifying parties may have pursuant to law.  In the event that an indemnifying party assumes the defense of an action under this Section, then such indemnifying party shall, subject to the provisions of this Section, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

               3.7.4  Contribution.  If the indemnity provided for in the foregoing paragraphs of this Section is unavailable or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims,

damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, agrees to contribute to the amount paid or payable by such indemnified party as a result of such losses, claims,

damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand from the sale of securities under such

Registration Statement, (ii) the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements, actions or omissions which resulted in such losses, claims, damages or liabilities and (iii) any other relevant equitable considerations.  The relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the indemnifying party or by the indemnified party, respectively, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the indemnifying party or the indemnified party, respectively, and the parties' relative intent,

knowledge, access to information and opportunity to prevent such action or omission.  The parties agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentences.  The amount paid or payable by the indemnified party as a result of the losses, claims,

damages or liabilities referred to in such sentences shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending any such action or claim.

               3.7.5  Non-Exclusivity.  The obligations of the parties under this Section shall be in addition to any liability which any party may otherwise have to any other party.

4.   Rule 144.

          For so long as Petro continues to be subject to the requirements of

Section 12 of the Exchange Act, Petro covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of the holders of a majority of the shares of the Prudential Shareholders or FRC Shareholders,

make publicly available such information), and it will take such further action as the holders of a majority of the shares of the Prudential Shareholders or

FRC Shareholders may reasonably request, all to the extent required from time to time to enable them to sell shares without registration under the Securities

Act within the limitation of the exemptions provided by (i) Rule 144 under the

Securities Act, as such Rule may be amended from time to time ("Rule 144"), or

(ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of a shareholder, Petro will deliver to such shareholders a written statement as to whether it has complied with such requirements.

Notwithstanding anything contained in this Section, Petro may deregister under

Section 12 of the Exchange Act if it then is permitted to do so pursuant to the

Exchange Act and the rules and regulations thereunder.

5.   Miscellaneous.

          5.1  Amendment and Modification.  Subject to applicable law, this

Agreement may be amended, modified and supplemented by written agreement of the parties hereto.

          5.2  Waiver of Compliance.  Any failure of Petro, on the one hand, or

Investor Shareholders, on the other, to comply with any obligation, covenant,

agreement or condition herein may be expressly waived in writing by a managing director, vice president (of any designation) or a duly authorized officer of each of the Investor Shareholders or Petro, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant,

agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          5.3  Notices.  All notices, requests, demands and other

communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

               (a)  If to Petro, to:

               Petroleum Heat and Power Co., Inc.
               2187 Atlantic Street
               Stamford, CT 06902
               Attn:  George Leibowitz
               Senior Vice President

               (with a copy to:)

               Phillips, Nizer, Benjamin, Krim & Ballon
               31 West 52nd Street
               New York, NY 10019
               Attn:  Alan Shapiro, Esq.

               (b)  If to the FRC Shareholders, to:

               First Reserve Corporation
               475 Steamboat Road
               Greenwich, Connecticut 06830
               Attn:  William E. Macaulay

               (c)  If to Prudential, to:

               The Prudential Insurance Company of America
               c/o Prudential Financial Restructuring Group
               4 Gateway Center - 9th Fl.
               100 Mulberry Street
               Newark, NJ 07102-4069
               Attn:  Managing Director
               Fax:  201-802-2662
               with a copy to:

               Willkie Farr & Gallagher
               One Citicorp Center
               153 East 53rd Street
               New York, NY 10022-4669
               Attn: Duncan Stewart, Esq.
               Fax: 212-821-8111

or to such other person or address as shareholders shall furnish to the Company in writing.

          5.4  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties,

except that each Investor Shareholder shall be deemed to automatically assign its rights, interests and obligations hereunder and shall be released from its obligations hereunder (and no consent will be required) with respect to any securities that are sold, transferred, assigned or otherwise disposed of by such Investor Shareholder in accordance with the terms of the Star Gas

Shareholders' Agreement of even date herewith if such transferee agrees to be bound by the terms hereof or if such transferee is Petro, provided that the terms of this Agreement shall not be binding upon or inure to the benefit of any person who may acquire any such shares in a public offering or in ordinary brokerage transactions pursuant to Rule 144 following an initial public offering of the Common Stock and the Investor Shareholder will be released from all obligations hereunder in respect of any shares so transferred.

          5.5  Governing Law.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

          5.6  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.7  Headings.  The headings of the Sections and Articles of this

Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          5.8  Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises,

covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

          5.9  Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                               PETROLEUM HEAT AND POWER CO., INC.

                               By  /s/ George Liebowitz



ACCEPTED AND AGREED:

AMERICAN GAS & OIL INVESTORS        AmGO III

By:  First Reserve                  By:  First Reserve
     Corporation,                        Corporation
     as managing general                 as managing general
     partner,                            partner,

By:  /s/ William E. Macaulay        By:  /s/ William E. Macaulay
     Managing Director                        Managing Director


AmGO II                             THE PRUDENTIAL INSURANCE
                                    COMPANY OF AMERICA
By:  First Reserve
     Corporation,                   By:  /s/
     as managing general                 Vice President
     partner,

By:  /s/ William E. Macaulay
     Managing Director


FIRST RESERVE SECURED ENERGY ASSETS FUND, L.P.

By:  First Reserve Corporation,
     as managing general partner


By:  /s/ William E. Macaulay
         Managing Director


FRC STAR GAS, INC.

By:  /s/ William E. Macaulay